UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Sharecare, Inc.

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The following is an excerpt of the transcript of an employee town hall held by Sharecare, Inc. on June 25, 2024 and provided in recorded form to employees on June 28, 2024:

Dawn Whaley:

Hi and good afternoon, everybody. For those of you I’ve have not had a chance to meet, I’m Dawn Whaley, president and chief marketing officer of Sharecare. I’ve been with the company since we started it back in the 2011 time frame.

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For those of you that have not attended an Exec Express before, it’s our version of an all-hands meeting and we really try to make it as interactive and as authentic and as transparent as possible. For today’s Exec Express, it has to be a little bit more scripted because of what we’re going to be talking about, which is the transaction we announced last Friday morning.

So all of you should be aware from the number of emails that we’ve been sending out and the press release that went out, but just in case, last Friday, we announced that we signed a definitive agreement for Sharecare to be acquired by Altaris, an investment firm that’s exclusively focused on the healthcare industry. And also, just so you know, I typically don’t read a script during these, but because we have to be very scripted, I’m going to choose my words carefully.

This announcement marks an important milestone for our company as we embark on the next phase of our company’s evolution and strengthen our position as a leader in the digital health industry. At $1.43 per share, our Board of Directors believes this transaction is in the best interest of Sharecare and its stockholders. And upon closing, it will deliver significant and certain value to our stockholders as Sharecare transitions from being a public company into being a privately held company.

So while this might seem sudden, I want to reinforce the strategic review has been a major undertaking for months. Transactions like these are

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reviewed by multiple constituencies and there are rules and regulations around everything that we say, including to employees. So I want you to know that this is new to us as well; and while we find parts of this a little frustrating because, as you know, we believe in transparency as a company, we want to ensure you that ultimately the process will be very transparent because we have to publicly file all of the documents and you will have the opportunity to review all of those filings as they are filed. So you’ll see them online and so you’ll have access, just like all of our stockholders will, to them.

You may have already seen the filings of our press release, the email that Jeff sent to our employees, our FAQ as well as all the long legal disclaimers in the communications that you typically would not expect, but we have to put that into every communication from here until we close.

We are also separately communicating with individuals that have more unique considerations that are not applicable to everybody, such as impacts on equity awards. So while we won’t be covering that topic broadly today in the Exec Express, do feel free to submit questions through the Q&A functionality, which Jen is monitoring; and if we can, we’ll try to address them publicly. And if we can’t, we’ll try to reach out to you individually.

There is a lot of work that has gone into this process and it’s been tedious and it’s been overwhelming and it’s been taking a long time, but it was necessary.

And so that’s why we determined to try to keep a small group involved throughout the process, so that all of you wouldn’t have to work two jobs, if not more than that, over this process. So first and foremost, I want to thank the people that were integral to the review so very, very much, as well as to all of you guys who continue to focus on our day-to-day goals and providing excellent service and products to all of our customers.

Further, the evolution of a transaction process like this one is fluid and one that comes together very quickly and is highly regulated by entities such as the SEC. So while we pride ourselves on erring on the side of transparency, with this scenario, there are going to be some dynamics at play; essentially every single thing we say to you about this transaction, we will be sharing publicly, and we have to do that according to SEC’s timeline and not ours.

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That said, there are many details about the deal that will be revealed publicly through public filings between now and the closing that, again, you will have access to as they are filed.

So let’s get right to it. I’m happy to have Jeff and Brent, and I think Justin and Carrie on.

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I also just have to give a special shout out to Justin because he and his team have been working tirelessly through this process to make all of this come to fruition and are complete and utter rock stars. Not that everybody else isn’t, and this is probably the one time I’ve ever given him this public of a compliment. But it’s true.

So let’s get started with the Q&A format. I think, Jeff, we’ll probably start with you as our founder and our executive chairman now and into the future.

Why do you believe Altaris is the right partner for Sharecare?

Jeff Arnold:

Thanks, Dawn. Well, first I’d like to reiterate what you said, and thank everybody for their patience and their hard work over this strategic review. People put in countless hours and organized our business in incredible detail. And I’m very proud of everybody’s contribution.

And to answer your question, it was incredibly important to me and Brent and others that we find a partner that we were aligned with strategically and financially and that had complementary skill sets to our team.

And as we spent time with Altaris, we really believe that they were really high quality people; high integrity; had a tremendous track record in healthcare investments that successfully raised billions and billions of dollars over the last couple of decades; and, as Dawn said, is entirely healthcare focused. But more importantly, I think what we learned through that process is that Altaris shares our conviction in the potential of our company, which together all of you have helped build. And outside of just being aligned, that conviction that we felt through this process with them really made a difference. And I’m confident that Altaris is the right partner for us and that’s why I agreed to vote my shares in favor of the transaction. That’s why I’m rolling over substantially all of my existing equity in Sharecare after closing. And why I will continue to be our executive chairman.

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Jeff Arnold:

So I’m 100% committed. I think this is the right decision. I’m thankful for all the hard work everyone put into it. And together with Altaris, our goal is for Sharecare to grow and thrive and continue to fulfill and advance our mission to improve well-being for the millions of lives we serve today, and more importantly, millions more in the future. So I hope that answered your question, Dawn.

Dawn Whaley:

That did, Jeff, and we appreciate your ongoing support and belief in Sharecare, as well. And I think that’s a good segue to our CEO, Brent. And maybe you can talk about why you believe or we believe this is a good thing for our customers.

Brent Layton:

Well, I mean this transaction is an important step to enable the continued growth of Sharecare and it’s creating new opportunities both for our employees and for our customers, which is obviously key. It also enables us to focus on growth and not to be distracted by any type of volatility that digital health companies are experiencing in the public markets. So I think it’s positive.

Dawn Whaley:

And what’s the reaction that you’ve been privy to from our customers so far?

Brent Layton:

Across the board, I’d say the feedback has been very positive, overwhelmingly positive. Customers, of course, have questions. And you know, that’s to be expected, but the team’s done a great job, in fact an incredible job of being proactive and thorough and reassuring to all of our customers that they’re going to continue to receive the same exceptional services that they’ve come to expect from us at Sharecare, through the deal close and of course beyond.

And on the subject of proactive communications, I want to reiterate that only a small handful of us leaders have been authorized to reach out to clients and to our partners. So we’ve developed a coordinated communications plan with our respective business channels’ leads to explain the transaction to them and to assure that they understand the deal, its potential in the future, our continued focus on accelerating strategic growth and providing exceptional service to them and the populations they serve.

So I would say if you’re not designated to communicate with clients or partners, but you receive an inquiry, please, please, please coordinate with your manager or whoever your department lead is. We’d appreciate that greatly.

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Dawn Whaley:

Please make sure that you put it through the right process and that’s to protect everybody. So, Jeff, back to you and maybe you could expand a little bit on the decision making process or what you’re able to share.

Jeff Arnold:

Sure. Well, I’ll start by saying that this decision is one that we’ve taken very seriously. I know we’ve all talked about it in the past and as you know, in March we announced that we were already underway with a deliberate process to maximize stockholder value and best position Sharecare for continued growth and success.

And since then, the Altaris proposal has been carefully evaluated against numerous options.

So you know, we evaluated many, many options over an extended period of time to kind of narrow in the on the alternative that we thought was best for the company and its shareholders. And ultimately this transaction is what the Board determined will be in the best interests of Sharecare and our shareholders and they were acting upon the recommendation of a special committee of independent directors.

So we were well organized; we had a special committee of directors who recommended back to the full board; we have lots of advisors participating and I literally think that there was no rock left unturned.

Dawn Whaley:

So we can actually say it was very rigorous.

Jeff Arnold:

Yes.

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Jeff Arnold:

There’s still a few steps to go, like our stockholder approval and customary regulatory approvals, but we expect the transaction to close in the second half of 2024 and that’s obviously subject to satisfaction of customary closing conditions.

And as you mentioned earlier, Dawn, there are many additional details about this deal that will be revealed publicly through our public filings between now and the closing that everybody will have full access to. So you write a proxy and you kind of layout how this all unfolded over the last several months in rigorous detail.

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Dawn Whaley:

And for those of you, it just occurred to me, if you want to know how to be alerted when those filings take place, if you go to investor relations on Sharecare and sign up, you’ll get an automatic push email so that you can see filings as they occur. Just FYI. This is a question that hasn’t come in yet, but I’ve heard this multiple times. Is there any plans, Jeff, rebrand Sharecare as part of the transaction?

Jeff Arnold:

No, we expect Sharecare to continue operating under its existing brand.

There have been some thoughts about - this has nothing to do with the transaction - but should Life Sciences have a brand, as a Sharecare company? Should HDS have a brand, as a Sharecare company? But that has nothing to do with the with the transaction. Just some thoughts that we’ve had as it relates to branding, but regardless, between now and closing, it’s business as usual as we remain an independent company.

Dawn Whaley:

OK, great.

So, Justin,

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So I’m going to have a few questions for you now. I guess the first over the past year, or even before that – over the past year plus, we’ve talked a lot publicly about our three business channels—Enterprise, Provider and Life Sciences – and there was speculation about potentially selling a division or keeping all three together. Can you comment at this point on what Altaris’ plans are for that?

Justin Ferrero:

So until the transaction is closed, it’s important for you know we will be business as usual and it’s critical for everyone to stay focused on achieving our business objectives across all of our three channels, which at this time the plan is to keep all the channels together and not separate them, based on our conversations with Altaris.

Dawn Whaley:

Perfect. And then and I have to say personally, I’ve gotten probably 10 questions about this over the last couple days. People are curious about how being public works while the deal is in the process of closing. Like do we do earnings? Is the stock still trading? What can you comment on that just to give a little color?

Justin Ferrero: So I will repeat this line a lot, but until the transaction closes – which we expect will be this year, likely in the fourth quarter, and, as Jeff said, it’s subject to satisfaction of customary closing conditions – everything’s going to be business as usual. So that means we’ll continue to operate as a public company and all that comes along with that, which includes reporting quarterly earnings. But when the transaction is complete, Sharecare will become a privately held company and its common stock will no longer be listed on any public stock exchange.

But until that time, everything we’ve been doing as a public company will continue.

Dawn Whaley:

OK.

How do you think of this transaction relative to Sharecare’s financial stability going forward?

Justin Ferrero:

You know, I think everybody on the team has realized that, as we’ve been public, one of our primary areas of focus has been on profitability. It’ll be the same if we’re private, but we believe that the go-private transaction will fortify our already solid financial stability and will provide us with additional flexibility and resources to deliver increased value to our customers across all three of our business channels. So that’s an important thing that we’ve obviously been focused on – profitability – but we expect that this transaction will even add additional financial stability.

Dawn Whaley:

OK.

And on that same topic, or I guess a related topic, are we seeing that there’s going to be any major staffing changes or job eliminations as a result of the transaction?

Justin Ferrero:

Now again, it’s going to be business as usual until the transaction closes.

As always, whenever staffing needs change, we communicate to impacted employees and we’ll provide support as they work to find other job opportunities.

So how we’ve been operating in the past will remain the same there as well.

Dawn Whaley:

Ok, great.

Jeff, I’m going to ask you this next one: Are we going to keep our existing public company board after the deal closes, or do we appoint a new one? How does that work?

Jeff Arnold:

The exact make up the Board is a matter for the future, but it would be typical in situations like these for the Board to be reformulated based on having a new majority shareholder in Altaris. And as I think you noted earlier and that we said in the press release, I’m going to remain the executive chair of the board.

Dawn Whaley:

Great. That’s awesome. And then, Carrie, more of a housekeeping question: Comp, benefits, 401K. Does any of that change?

Carrie Ratliff:

Nope. Like everyone keeps saying, until the transaction closes, it’s business as usual and no changes to benefits or compensation related to the transaction. Just anything that’s regular way. And as far as post close, based on the interactions, we really believe that Altaris shares a similar commitment to competitive compensation and benefits for employees and they really see the important role all of our employees play in our success. So, we feel aligned on that front as well.

Dawn Whaley:

Great,

So a few things, again critically important for all 753 of you that are on this call right now and then probably the additional 700 that will listen to it when you have a moment:

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It is incredibly important we remain focused on ensuring that our customers and partners continue to receive the same exceptional service they have come to expect from Sharecare. Jeff said it, Brent said it. Carrie said it. Justin said it. Business as usual. And we need to focus on delivering against our objectives.

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Second, the communications plan has been well coordinated with the channels and again, we appreciate all of the business leads and extended team making sure that happened. As Brent noted, if you get any inquiries, make sure that you direct them to your manager or to Jen so that we can make sure it’s handled effectively because again, every communication has to be filed with the SEC and especially any that go out of what has already been communicated.

•	Remind you of our corporate policies: speaking to members of media, analysts, and shareholders. If they contact you, direct them to Jen. Please do not interact with them.

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While we realize many of you have questions about what comes next – and how it impacts you professionally, personally – we are going to try to do our best as we work through this process to keep the lines of communication open within the regulatory guardrails. But as we said earlier, as details are refined and revealed between now and closing, we will share as soon as we are able. And we are very, very grateful for your patience and understanding.

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Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “outlook,” “target,”

“reflect,” “on track,” “foresees,” “future,” “may,” “deliver,” “will,” “shall,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms, other comparable terminology (although not all forward-looking statements contain these words), or by discussions of strategy, plans, or intentions. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain.

Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed transaction, including the benefits of the proposed transaction and the anticipated timing of consummation of the proposed transaction. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of significant risks and uncertainties that could cause actual results to differ materially from expected results. Risks and uncertainties include, but are not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner, or at all; (ii) the failure to satisfy the conditions to the consummation of the proposed transaction, including, without limitation, the receipt of stockholder and regulatory approvals; (iii) unanticipated difficulties or expenditures relating to the proposed transaction; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s plans, business relationships, operating results and operations; (v) potential difficulties retaining employees as a result of the announcement and pendency of the proposed transaction; (vi) the response of customers, channel partners and suppliers to the announcement of the proposed transaction; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; and (viii) legal proceedings, including those that may be instituted against the Company, its board of directors, its executive officers or others following the announcement of the proposed transaction. Descriptions of some of the other factors that could cause actual results to differ materially from these forward-looking statements are discussed in more detail in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Sharecare, Inc. (“Sharecare”). In connection with the proposed transaction, Sharecare will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Sharecare’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Sharecare may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Sharecare’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, SHARECARE’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Sharecare’s stockholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Sharecare, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Sharecare, Inc., 255 East Paces Ferry Road NE, Suite 700, Atlanta, Georgia 30305, Attention: Investor Relations, investors@sharecare.com, or from Sharecare’s website www.sharecare.com.

Participants in the Solicitation

Sharecare and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Sharecare’s directors and executive officers is available in Sharecare’s proxy statement for the 2024 annual meeting of stockholders, which was filed with the SEC on April 29, 2024 (the “Annual Meeting Proxy Statement”). Please refer to the sections captioned “Executive Compensation,” “Director Compensation” and “Stock Ownership” in the Annual Meeting Proxy Statement. To the extent holdings of such participants in Sharecare’s securities have changed since the amounts described in the Annual Meeting Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC: Form 4, filed by Jeffrey T. Arnold on May 17, 2024; Form 4, filed by Dawn Whaley on May 17, 2024; Form 4, filed by Justin Ferrero on May 17, 2024; Form 4, filed by Carrie Ratliff on May 17, 2024; Form 4, filed by Michael Blalock on May 17, 2024; Form 4, filed by Colin Daniel on May 17, 2024; Form 4, filed by Jeffrey A. Allred on June 12, 2024; Form 4, filed by John Huston Chadwick on June 12, 2024; Form 4, filed by Kenneth R. Goulet on June 12, 2024; Form 4, filed by Brent D. Layton on June 12, 2024; Form 4, filed by Rajeev Ronanki on June 12, 2024; Form 4, filed by Rajeev Ronanki on June 18, 2024; Form 4, filed by Kenneth R. Goulet on June 18, 2024; Form 4, filed by Colin Daniel on June 18, 2024; Form 4, filed by Carrie Ratliff on June 18, 2024; Form 4, filed by Veronica Mallett on June 18, 2024; Form 4, filed by Jeffrey Sagansky on June 18, 2024; Form 4, filed by John Huston Chadwick on June 18, 2024; Form 4, filed by Justin Ferrero on June 18, 2024; Form 4, filed by Nicole Torraco on June 18, 2024; and Form 4, filed by Alan G. Mnuchin on June 18, 2024. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.